Exhibit 99.(d)(2)(dd)(i)

(d)(2)(dd)(i) Amendment dated 4/9/10 to Sub-Advisory Agreement relating to Transamerica WMC Emerging Markets
and Transamerica WMC Diversified Growth

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
TRANSAMERICA ASSET MANAGEMENT, INC. AND
WELLINGTON MANAGEMENT COMPANY, LLP

THIS AMENDMENT is made as of April 9, 2010 to the Sub-Advisory Agreement dated September 15, 2008 (the “Agreement”), between Transamerica Asset Management, Inc. and Wellington Management Company, LLP (“Wellington Management” or the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

Schedule A. Schedule A to the Sub-Advisory Agreement dated September 15, 2008 is hereby deleted entirely and replaced as follows:

FUNDS	SUB-ADVISER COMPENSATION*

Transamerica WMC Emerging Markets	0.70% of the Fund’s average daily net assets

	First $2 billion	0.28%
Transamerica WMC Diversified Growth**	Over $2 billion up to $5 billion	0.25%
	Over $5 billion	0.225%

*	As a percentage of average daily net assets on an annual basis.
**

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica WMC Diversified Growth, Transamerica WMC Diversified Growth VP, Transamerica WMC Diversified Growth II VP and the portion of the assets of Transamerica Partners Large Growth Portfolio that are sub-advised by Wellington Management.

In all other respects, the Sub-Advisory Agreement dated September 15, 2008 is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of April 9, 2010.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples

Name:	Christopher A. Staples
Title:	Senior Vice President
Date:	April 9, 2010

WELLINGTON MANAGEMENT COMPANY, LLP

By:	/s/ Sarah K. Williamson

Name:	Sarah K. Williamson
Title:	Senior Vice President
Date:	4/8/10